EXHIBIT 99.1
June 1, 2010

Eagle Rock Announces Commencement of Rights Offering

Houston -  Eagle Rock Energy Partners, L.P. (the “Partnership” or “Eagle Rock”) (NASDAQ: EROC) announced today that it has commenced its previously-announced rights offering.  The Partnership has distributed, at no charge, to the holders of its common units as of May 27, 2010, the record date for the rights offering, 0.35 transferable rights per common unit held.  Each right entitles the holder to subscribe for and purchase from the Partnership, at an exercise price of $2.50, both (i) one common unit of the Partnership and (ii) one warrant to purchase one additional common unit of the Partnership.

The rights began trading on the NASDAQ Global Select Market on June 1, 2010 under the symbol “EROCR” and can be traded until the close of business on June 30, 2010, the expiration date of the rights offering, unless the rights offering is extended.  Any rights that are not exercised on or before June 30, 2010, unless the rights offering is extended, will expire and have no further value. The rights offering will be made only by means of the prospectus supplement, which the Partnership filed with the Securities and Exchange Commission on May 27, 2010.  This announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction.

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; and b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties.

Contacts

Information Agent:
Morrow and Company, LLC
203-658-9400 (for brokerage firms and banks)
800-607-0088 (for unitholders)

Eagle Rock Energy Partners, L.P.:
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Senior Financial Analyst